Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the First Fiscal Quarter Ended December 31, 2008

NotifyLink revenue increases by 25%t over the same quarter in prior year.

San Jose, CA, February 12, 2009 -- Notify Technology Corporation (OTC BB: NTFY) today announced financial results for its first fiscal quarter ended December 31, 2008.

Revenue increased 25% to $1,349,261 in the three-month period ended December 31, 2008 from $1,074,854 during the same period in the prior year.  The increase in revenue was attributed to growth in both domestic and international sales of the NotifyLink product line.  The Company showed a net loss for the fiscal quarter ended December 31, 2008, of $60,650 or a net loss per share of $0.00, compared to a net loss of $92,701, or a net loss per share of $0.01, reported for the fiscal quarter ended December 31, 2007.

Sales and marketing expense was $562,249 in the three month period ended December 31, 2008 compared to $414,206 in the three month period ended December 31, 2007.  The increase was primarily in salary and commission expense to support sales growth.  The Company has continued to devote additional resources to international sales. Management believes that this increased focus on international activity over the last twelve months has contributed to the increase in overall revenues.

The Company expended $479,915 for research and development in the three-month period ended December 31, 2008 compared to $414,206 in the three-month period ended December 31, 2007.  Virtually all the increase is due to salaries as the Company has invested heavily in expanding the NotifyLink product line to support new devices like the Apple iPhone and new email platforms like Google Premier Apps and readying a new product line for launch in early 2009.

“We are all very excited about our first quarter revenue results given the worldwide economic uncertainty that surrounds us. We were very pleased that both our domestic and international sales contributed to the increase in our quarterly revenue stream of 25% over the same quarter last year”, said Paul DePond President and CEO of Notify Technology Corporation. “We believe our wireless products provide real value to organizations and businesses all over the world and we hope to continue to grow even in these tough economic times.”

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The Company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

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Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology Corporation that involve risks and uncertainties, including, but not limited to, statements regarding increases in international sales, the launch of new wireless devices and product lines and the improving performance of our wireless products.  Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, our ability to continue to improve our existing products or develop new products or technologies, and our ability to maintain revenue growth as well as other risks.  In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced, if at all.  Increasing NotifyLink revenues will require, among other things, continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of performance.  Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	Three-Month Periods
	Ended December 31,
	2008	2007
	(Unaudited)

Revenue:
Product sales	$1,349,261	$1,074,854
Total revenue	1,349,261	1,074,854

Cost of revenue:
Product cost	5,260	5,080
Royalty payments	34,188	29,070
Total cost of revenue	39,448	34,150
Gross profit	1,309,813	1,040,704

Operating expenses:
Research and development	479,915	395,683
Sales and marketing	562,249	414,206
General and administrative	329,919	323,356
Total operating expenses	1,372,083	1,133,245

Loss from operations	(62,270)	(92,541)

Interest income (expense) and other, net	1,620	4,650
SFAS 123(R) expense	--	(4,810)
Net loss	$(60,650)	$(92,701)

Basic and diluted net loss per share	$(0.00)	$(0.01)

Weighted average shares outstanding	14,075,662	14,017,328

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets

	Dec. 31,	Sept. 30,
	2008	2008
	Unaudited	Audited
Assets:
Current assets:
Cash and cash equivalents	$1,052,177	$1,010,607
Accounts receivable, net	826,975	509,735
Other assets	36,942	39,452
Total current assets	1,916,094	1,559,794
Property and equipment, net	202,920	173,224
Total assets	$2,119,014	$1,733,018
Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$4,011	$4,445
Accounts payable	64,890	40,045
Accrued payroll and related liabilities	324,411	349,292
Deferred revenue	2,866,631	2,418,235
Other accrued liabilities	170,479	171,108
Total current liabilities	3,430,422	2,983,125
Long-term capital lease obligations	10,034	10,685
Total liabilities	3,440,456	2,993,810
Shareholders' deficit:
Common stock	14,076	14,076
Additional paid-in capital	23,387,395	23,387,395
Accumulated deficit	(24,722,913)	(24,662,263)
Total shareholders’ deficit	(1,321,442)	(1,260,792)
Total liabilities and shareholders' deficit	$2,119,014	$1,733,018